Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428 kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
ANNOUNCES SALE OF ENCORE COILS BUSINESS
     Los Angeles, CA — January 7, 2008 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has sold the assets and business of the Encore Coils division of Encore Group Limited, a subsidiary of Reliance, to Samuel Son & Co., Ltd., headquartered in Mississauga, Ontario, Canada. Terms were not disclosed. Reliance acquired the Encore Group of metals service center companies (Encore Metals, Encore Metals (USA), Inc., Encore Coils, and Team Tube in Canada) effective February 1, 2007. The Encore Metals and Team Tube divisions of the Encore Group, which Reliance will retain, specialize in the processing and distribution of alloy and carbon bar and tube, as well as stainless steel sheet, plate and bar products through 12 locations. The Encore Coils division processes and distributes carbon steel flat-rolled products through its five facilities located in Western Canada. For the year ended December 31, 2007, the net sales of Encore Coils were approximately $50 million.
     Reliance’s Chairman and Chief Executive Officer, David H. Hannah, said, “The most important part of the Encore Group to us is its specialty metals business, which we will retain. The Encore Coils business did not fit well for us because we do not have any similar facilities nearby that could help support this relatively small business. The sale of the Encore Coils business to Samuel allows us to exit this market without disrupting the Encore Coils customer base.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List, the Fortune 2007 “100 Fastest Growing Companies” List, the Fortune 2007 List of “America’s Most Admired Companies” and the 2008 Forbes “Platinum 400 List of America’s Best Big Companies.”
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.
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